EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Announces First-Quarter
Fiscal 2010 Financial Results

EBITDA Improved 9.4 Percent to $24.9 Million
Cash Provided by Operations Improved More Than 20 Percent to $16.5 Million

GRAND RAPIDS, MICHIGAN-July 28, 2009-Spartan Stores, Inc., (Nasdaq:SPTN) today reported financial results for its 12-week first quarter ended June 20, 2009.

First Quarter Results

Consolidated net sales for the 12-week first quarter increased to $596.0 million from $586.7 million in last year's first quarter. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) also improved, increasing 9.4 percent to $24.9 million from $22.8 million in the same quarter last year. These financial improvements were due primarily to the acquisition of VG's Food and Pharmacy stores (VG's).

First-quarter operating earnings were $15.1 million compared with $15.0 million in the same period last year. Operating earnings were negatively affected by lower procurement gains, costs related to a store closing, the introduction of the new customer loyalty program late in the quarter and lower per gallon retail fuel margins. These items were partially offset by a lower LIFO inventory valuation expense and the benefits of cost containment initiatives.

"We are pleased to report steady operating profits despite the prolonged economic challenges and the incremental costs associated with this year's business and operational initiatives," stated Dennis Eidson, Spartan's Chief Executive Officer. "As anticipated, comparable store sales at our retail supermarkets declined during the quarter due to economic uncertainty, which is causing changes in consumer purchase behavior such as a shift to lower priced private label products, and price deflation in certain high volume product categories. We finished remodel activity on two stores that were substantially complete in the fourth quarter and an additional two stores during the first quarter. These stores, as well as others previously improved under our capital investment program, continue to perform well."

Earnings from continuing operations for the quarter were $6.8 million, or $0.31 per diluted share, compared with $7.1 million, or $0.32 per diluted share last year as a result of higher interest expense associated with the VG's acquisition.

Prior year net earnings included earnings from discontinued operations of $2.3 million, or $0.11 per diluted share due primarily to an after-tax gain on the sale of prescription files from the Company's Pharm retail stores, which were closed, along with the results of these stores operations. As a result, net earnings for the quarter were $6.9 million, or $0.31 per diluted share, compared with $9.5 million, or $0.43 per diluted share last year.

As previously disclosed in public filings, the prior year financial statements were adjusted for the required adoption of two new accounting standards. One requires that the Company recognize non-cash interest expense on its $110.0 million convertible senior notes based on the market rate for similar debt instruments without the conversion feature as of the date of debt issuance. This increased reported interest expense by approximately $0.7 million for the first quarter of fiscal 2009. The second requires the Company to include unvested share-based payment awards that contain non forfeitable rights to dividends or dividend equivalents in the computation of earnings per share. This increased the weighted average dilutive shares outstanding by 0.4 million shares for the first quarter of fiscal 2009.

First-quarter gross profit margin increased 230 basis points to 22.0 percent from 19.7 percent in the same period last year. The improved rate was due primarily to an increase in the mix of higher margin retail sales compared with the prior year.

Operating expenses, including a provision for asset impairments and exit costs of $0.6 million related to a store closing and $0.4 million of expenses related to the launch of the customer loyalty program, totaled $115.9 million, or 19.5 percent of sales, compared with $100.5 million, or 17.1 percent of sales, in the year-ago quarter. As a percentage of sales, the increase in operating expense was due primarily to the higher mix of retail sales resulting from the acquisition of VG's and the above mentioned costs.

Operating Segments

Distribution Segment

Net sales in the distribution segment were $253.4 million compared with $298.1 million in the same period last year. The sales decline was primarily the result of $34.3 million in distribution sales related to the VG's acquisition now being classified as retail segment sales and lower pharmacy product sales of approximately $7.7 million. The sales decline was partially offset by approximately $2.0 million in Easter holiday sales included in this year's first quarter.

Distribution segment operating earnings increased 3.7 percent to $7.8 million from $7.5 million in the same period last year. The increase was the result of an improvement in mix of private label and perishable sales and a continued focus on operating expense controls. The benefit from a first-quarter $0.2 million LIFO inventory valuation credit compared to $0.6 million of LIFO expense in the same quarter last year was more than offset by lower procurement gains.

Retail Segment

First-quarter retail net sales increased 18.7 percent to $342.7 million from $288.6 million in the same period last year. The sales increase was due primarily to the VG's acquisition and Easter holiday sales of approximately $2.2 million. The increase, however, was partially offset by a $7.5 million decline in fuel sales due to significantly lower retail pump prices, a 1.8 percent decline in comparable store sales (excluding the effect of fuel sales and the Easter holiday this year) and loss of $4.8 million in sales related to three closed stores and one sold store since last year's first quarter.

First-quarter retail operating earnings of $7.3 million were comparable to the prior year despite lower comparable store sales, the previously mentioned $0.6 million provision for asset impairments and exit costs, lower retail fuel margins and costs related to the launch of the customer loyalty program. The operating earnings results, however, benefited from the VG's acquisition and a reduction in LIFO inventory expense of $0.3 million.

Mr. Eidson continued, "The financial results for the quarter were very close to what we had anticipated and we remain pleased with the overall performance of retail stores included in our capital investment program, the improved penetration of our private label sales and the value proposition that we offer our customers.

"We continue to progress with the integration of our VG's retail store acquisition and are using the additional insight gained during the integration process to further refine our offerings and services in these markets to address the current economic environment," said Mr. Eidson.

"We also implemented and launched our customer loyalty program at our Glen's stores late in the quarter. We firmly believe that this new program will provide better and more sophisticated visibility into consumer purchasing behavior. This insight will help us to be more efficient and effective with our promotions, marketing and merchandising programs, while bringing better overall value to our customers."

Balance Sheet and Cash Flow

First-quarter net cash generated from operating activities increased by 20.7 percent to $16.5 million from $13.7 million in the corresponding period last year. As of June 20, 2009, total long-term debt (including current maturities and capital lease obligations) declined to $195.8 million from $198.0 million at the end of the previous quarter. The Company's total long-term debt-to-capital ratio remained at a healthy 0.43 to 1.0 at the end of the quarter and its debt-to-EBITDA ratio on a trailing four-quarter EBITDA basis was a solid 1.8 to 1.0.

Outlook

Mr. Eidson continued, "We remain steadfast in our commitment to bring additional value to customers through our long-standing consumer-centric business strategy. While we expect the economic environment where we operate to weaken further and continue to be a challenge for our customer base for the next 12 to 18 months, we believe that refinements to our marketing, merchandising and pricing tactics, as well as our mix of quality products and services, capital investment program and integration of the VG's retail stores, will bring more value to our customers, while providing additional sales growth opportunities when we eventually emerge from the current environment. In addition, our continued focus on cost reduction and efficiency improvement efforts will create incremental operating leverage when sales improve.

"We completed an additional major capital project during the second quarter and are scheduled to complete one at the beginning of the third quarter," said Mr. Eidson. The store opening, remodel, closing and other costs related to capital projects for the remainder of the year will be approximately $3.3 million compared with $2.8 million last year. Approximately $1.0 of those costs will shift to the third quarter this year versus the fourth quarter last year. For the second quarter, these costs are expected to be approximately $1.1 million compared to $0.9 million in last year's second quarter.

"We now expect retail comparable store sales to be in the negative low single digit range for the fiscal year due to the prolonged economic weakness and its effect on Michigan industry, unseasonably cool summer weather and lower state tourism business, and the competitive openings this year. Due to these market conditions and strong comparable store sales growth reported in the second and third quarters last year, comparable store sales for the remainder of the year are expected to exceed the first quarter decline. Core distribution sales, excluding the effect of the VG's sales reclassification, are expected to decline relative to last year by an amount similar to that of the retail segment. These factors will provide additional pressure on earnings as the year progresses and we expect earnings from continuing operations to decline slightly relative to fiscal 2009, and anticipate growth in EBITDA for fiscal 2010.

"Capital expenditures for fiscal 2010 are expected to range from $48 million to $52 million, with depreciation and amortization ranging from $34.0 million to $36.0 million and cash interest expense of approximately $13.0 to $14.0 million," concluded Mr. Eidson.

Conference Call

A telephone conference call to discuss the Company's first-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Wednesday, July 29, 2009. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eleventh largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to approximately 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 99 retail supermarkets in Michigan, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, Felpausch Food Centers and VG's Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as "outlook", "schedule", "potential", or "opportunities"; that an event or trend "will" or "should" occur or "continue" or is "likely" or that Spartan Stores or its management "anticipates", "believes", "expects", "plans" or is "confident" of a particular result. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully realize expected benefits of new relationships, realize growth opportunities, expand our customer base, effectively integrate and achieve the expected benefits of acquired stores, anticipate and successfully respond to openings of competitors' stores, achieve expected sales and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements is contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)
(Unaudited)

	First Quarter Ended
	(12 weeks)	(12 weeks)
	June 20, 2009	June 21, 2008

Net sales	$596,027	$586,705
Cost of sales	465,013	471,175
Gross margin	131,014	115,530

Operating expenses
Selling, general and administrative	107,186	94,797
Provision for asset impairments and exit costs	601	-
Depreciation and amortization	8,012	5,742
Loss (gain) on disposal of assets	124	(19)
Total operating expenses	115,923	100,520

Operating earnings	15,091	15,010

Non-operating expense (income)
Interest expense	2,873	2,424
Non-cash convertible debt interest	790	728
Other, net	(23)	(69)
Total non-operating expense, net	3,640	3,083

Earnings before income taxes and discontinued operations	11,451	11,927
Income taxes	4,607	4,779

Earnings from continuing operations	6,844	7,148

Earnings from discontinued operations, net of taxes	15	2,342

Net earnings	$6,859	$9,490

Basic earnings per share:
Earnings from continuing operations	$0.31	$0.32
Earnings from discontinued operations	-	0.11
Net earnings	$0.31	$0.43

Diluted earnings per share:
Earnings from continuing operations	$0.31	$0.32
Earnings from discontinued operations	-	0.11
Net earnings	$0.31	$0.43

Weighted average number of shares outstanding:
Basic	22,296	21,991
Diluted	22,375	22,170

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 20, 2009	March 28, 2009
ASSETS
Current assets
Cash and cash equivalents	$7,802	$6,519
Accounts receivable, net	53,413	51,470
Inventories, net	132,836	113,790
Other current assets	14,032	14,780
Total current assets	208,083	186,559

Other assets
Goodwill	249,328	249,303
Other, net	52,321	52,643
Total other assets	301,649	301,946
Property and equipment, net	235,422	234,806
Total assets	$745,154	$723,311

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$116,503	$97,248
Accrued payroll and benefits	27,355	35,456
Other accrued expenses	21,143	19,195
Current portion of exit costs	9,859	9,759
Current maturities of long-term debt and capital lease obligations	3,883	3,932
Total current liabilities	178,743	165,590

Long-term liabilities
Exit costs	33,967	34,786
Other long-term liabilities	85,960	81,615
Long-term debt and capital lease obligations	191,930	194,115
Total long-term liabilities	311,857	310,516

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 22,429 and 22,213 shares outstanding	154,762	153,778
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Accumulated other comprehensive loss	(13,524)	(14,151)
Retained earnings	113,316	107,578
Total shareholders' equity	254,554	247,205
Total liabilities and shareholders' equity	$745,154	$723,311

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year-to-Date
	(12 weeks) June 20, 2009	(12 weeks) June 21, 2008

Net cash provided by operating activities	$16,491	$13,668

Net cash used in investing activities	(10,507)	(13,976)

Net cash used in financing activities	(3,863)	(3,128)

Net cash (used in) provided by discontinued operations	(838)	14,185

Net increase in cash and cash equivalents	1,283	10,749

Cash and cash equivalents at beginning of period	6,519	19,867

Cash and cash equivalents at end of period	$7,802	$30,616

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	First Quarter Ended (12 weeks)
	June 20, 2009	June 21, 2008
Retail Segment:

Net Sales	$342,660	$288,561
Operating Earnings	$7,326	$7,524

Distribution Segment:

Net Sales	$253,367	$298,144
Operating Earnings	$7,765	$7,486

Consolidated:

Net Sales	$596,027	$586,705
Operating Earnings	$15,091	$15,010

SPARTAN STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION (A NON-GAAP FINANCIAL MEASURE)
(in thousands)
(unaudited)
	First Quarter Ended (12 weeks)
	June 20, 2009	June 21, 2008
Retail Segment:
Operating earnings	$7,326	$7,524
Plus:
Depreciation and amortization expense	5,858	3,976
LIFO expense	110	379
Provision for asset impairments and exit costs	601	-
Other non-cash charges	(32)	(25)
EBITDA	$13,863	$11,854

Distribution Segment:
Operating earnings	$7,765	$7,486
Plus:
Depreciation and amortization expense	2,154	1,766
LIFO (credit) expense	(200)	615
Other non-cash charges	1,343	1,062
EBITDA	$11,062	$10,929

Consolidated:
Operating earnings	$15,091	$15,010
Plus:
Depreciation and amortization expense	8,012	5,742
LIFO (credit) expense	(90)	994
Provision for asset impairments and exit costs	601	-
Other non-cash charges	1,311	1,037
EBITDA	$24,925	$22,783

Notes: Consolidated EBITDA is a non-GAAP financial measure that our credit facility defines as Net earnings from continuing operations plus depreciation and amortization, and other non-cash charges including imputed interest, deferred (stock) compensation, LIFO expense and costs associated with the closing of retail store locations, plus interest expense, the provision for income taxes and Michigan Single Business Tax to the extent deducted in the computation of Net Earnings.

EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The EBITDA information has been included as one measure of the Company's operating performance and historical ability to service debt for the reason that the Company believes investors find the information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies.